Exhibit 10.3

June 5, 2013
[Name]
[Address]

Re:           Temporary Reduction of your Base Salary

Dear_________,

This letter agreement hereby amends your employment agreement with Ambient Corporation (“Ambient”) dated June 2, 2008 (“Employment Agreement”).

Effective May 31, 2013 and continuing through no later than December 31, 2013, you agree that your current Base Salary of $______ will be reduced by fifteen percent (15%) to $________.  Notwithstanding the foregoing, in the event that:

(i)  your services with Ambient terminate prior to December 31, 2013 and you become eligible for continuation of Base Salary pursuant to paragraph 6 (c) of the Employment Agreement, such salary continuation will be based on your Base Salary of $_______, and not the reduced Base Salary described above, or

(ii)  Ambient is acquired by an unrelated third party, whether by means of a merger, consolidation or sale of all or substantially all of Ambient’s assets, including in the event that any successor entity agrees to perform your Employment Agreement, your Base Salary will revert to your Base Salary of $________ and not the reduced Base Salary described above, upon the final closing of such acquisition.

All other terms of your Employment Agreement remain in full force and effect.

Your signature below will confirm your understanding of and agreement to all the statements contained in this letter agreement.

Very truly yours,

AMBIENT CORPORATION
By:
Name: John J. Joyce
Title: President/ CEO
Date:___________________

EMPLOYEE